LIFE PARTNERS ANNOUNCES 218% INCREASE IN NET INCOME

-Releases Earnings for 2007 Fiscal Year-

WACO, TX — May 29, 2007 — Life Partners Holdings, Inc. (NASDAQ GM: LPHI), parent company of Life Partners, Inc., today announced a 218% increase in net income for its 2007 fiscal year ended February 28, 2007. The Company reported net income of approximately $3.6 million or $0.39 per share compared to $1.14 million or $0.12 per share reported for its 2006 fiscal year. Life Partners also reported a 48% increase in revenues for the 2007 fiscal year while total business volume, as measured in policy face values transacted, increased by 73% over last year to $151 million.

Income from operations for fiscal 2007 increased by almost 150% to $4.8 million or 16% of revenues, compared to $1.9 million or 9.5% of revenues last year. Life Partners reported 2007 pre-tax income of $4.7 million compared to pre-tax income of $2 million for 2006.

Life Partners Chief Executive officer, Brian Pardo, stated, "As we previously reported, we are exceptionally pleased with these results and the growth in our revenues and net income. These results demonstrate our ability to dramatically grow the company within the fastest growing sector of the financial services industry. We are confident we will produce equally impressive growth results for the first quarter of the current fiscal year and we’re expecting great things during the remainder of this fiscal year.”

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements”. Since its incorporation in 1991, Life Partners has completed over 50,000 transactions for its worldwide client base of over 15,000 high net worth individuals and institutions in connection with the purchase of almost 5,700 policies totaling approximately $770 million in face value.

Safe Harbor - This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The statements in this news release that are not historical statements, including statements regarding future financial performance, the market for our services, projected total business volume, the value of our new contract signings, backlog and business pipeline are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see our most recent Form 10-KSB. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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FOR MORE INFORMATION, CONTACT: Shareholder Relations (254) 751-7797 or info@lifepartnersinc.com

Visit our website at: www.lphi.com

LIFE PARTNERS HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED FEBRUARY 28, 2007 AND 2006

	2007	2006
REVENUES	$29,795,323	$20,083,653
BROKERAGE FEES	17,564,122	11,598,610
REVENUES, NET OF BROKERAGE FEES	12,231,201	8,485,043
OPERATING AND ADMINISTRATIVE EXPENSES:
General and administrative	6,822,105	5,971,248
Settlement costs	415,312	388,808
Depreciation and amortization	234,136	213,382
	7,471,553	6,573,438
INCOME FROM OPERATIONS	4,759,648	1,911,605
OTHER INCOME (EXPENSES):
Interest and other income	957,363	671,152
Interest expense	(207,238)	(138,063)
Impairment of partnership	(123,149)	-
Premium advances, net	(852,376)	(902,845)
Policy acquisition expense	-	(620,764)
Gain on sale of policies for investment purposes	-	1,100,967
Realized gain (loss) on investments	173,004	(39,570)
	(52,396)	70,877
INCOME BEFORE INCOME TAXES	4,707,252	1,982,482
INCOME TAXES:
Current tax expense	1,677,439	1,186,731
Deferred tax benefit	(330,417)	(348,000)
	1,347,022	838,731
NET INCOME BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGE	3,360,230	1,143,751
Cumulative effect of accounting change, net of income tax of $176,000	281,070	-
NET INCOME	$3,641,300	$1,143,751
EARNINGS:
Per share - Basic and Diluted
Income per share before cumulative effect of accounting change	$0.36	$0.12
Cumulative effect of accounting change	$0.03	$-
	$0.39	$0.12
AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
Basic	9,447,879	9,409,102
Diluted	9,454,019	9,409,102
THE COMPONENTS OF COMPREHENSIVE INCOME:
Net income	$3,641,300	$1,143,751
Unrealized gain (loss) on investment securities net of taxes	208,534	(228,226)
COMPREHENSIVE INCOME	$3,849,834	$915,525
BASIC AND DILUTED EARNINGS PER SHARE:
Comprehensive income	$0.41	$0.10

LIFE PARTNERS HOLDINGS, INC. CONSOLIDATED BALANCE SHEET FEBRUARY 28, 2007 Page 1 of 2

ASSETS

CURRENT ASSETS:
Cash	$3,521,021
Investment in securities	3,977,383
Accounts receivable - trade	4,451,299
Accounts receivable - employees	90,424
Accounts receivable - others	550,000
Prepaid expenses	111,717
Total current assets	12,701,844

PROPERTY AND EQUIPMENT:
Land and building	954,103
Proprietary software	421,187
Machinery and equipment	669,147
Transportation equipment	139,500
2,183,937
Accumulated depreciation	(881,109)
1,302,828
OTHER ASSETS:
Premium advances net of reserve for uncollectible of $3,339,516	-
Investments in policies	552,989
Other	721,700
Deferred income taxes	1,319,417
2,594,106
Total Assets	$16,598,778

LIFE PARTNERS HOLDINGS, INC. CONSOLIDATED BALANCE SHEET FEBRUARY 28, 2007 Page 2 of 2

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$4,712,708
Accrued liabilities - contingencies and other	1,142,535
Current portion of long-term debt	53,929
Short-term notes payable	1,679,837
Deferred revenue	256,400
Income taxes payable	698,198

Total current liabilities	8,543,607

LONG-TERM DEBT, net of current portion shown above	349,648
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value 10,000,000 shares authorized; 9,615,586 shares issued and outstanding	96,156
Additional paid-in capital	11,214,398
Accumulated deficit	(3,199,964)
Accumulated other comprehensive loss	(32,926)
Less: Notes receivable issued for common stock	(372,141)
Less: Treasury stock - 87,433 shares	-
Total shareholders' equity	7,705,523
Total Liabilities and Shareholders' Equity	$16,598,778